UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2011

CARDINAL ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Indiana	000-53036	20-2327916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1554 N. County Road 600 E, Union City, IN	47390
(Address of principal executive offices)	(Zip Code)

(765)-964-3137
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On or about November 22, 2011, Cardinal Ethanol, LLC (“Cardinal”) entered into a First Amendment to Carbon Dioxide Purchase and Sale Agreement (the "EPCO Amendment") which amended Cardinal’s Carbon Dioxide Purchase and Sale Agreement dated March 8, 2010 with EPCO Carbon Dioxide Products, Inc. ("EPCO"). The EPCO Amendment contemplates the possible expansion of the capacity of the EPCO plant by 250 tons/day. In the event of the expansion, EPCO agrees to increase the take or pay obligation owed to Cardinal to 98,700 tons per Contract Year. In addition, the daily credit to which EPCO is entitled for certain downtime has been adjusted. Cardinal also agrees to supply to EPCO the additional CO2 Gas that will be required as part of the proposed expansion for $5.00 per ton for all tons of liquid CO2 shipped.

On or about November 22, 2011, Cardinal entered into Amendment No. 2 to Ethanol Purchase and Sale Agreement (the "Murex Amendment") which amended Cardinal’s Ethanol Purchase and Sale Agreement dated December 18, 2006 with Murex N.A., Ltd. (as previously amended). In the Murex Amendent, Murex agrees to a maximum commission of $1,750,000 for any one-year period beginning on November 18th and ending on November 17th and to a pro rata calculation of the maximum commission for November 1, 2011 through November 17, 2011. In addition, Cardinal agrees to extend the initial term to an eleven year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: November 23, 2011	/s/ William Dartt
William Dartt, Chief Financial Officer and Treasurer
(Principal Financial Officer)